Exhibit 10.21

***Text Omitted and Filed Separately

with the Securities and Exchange Commission (the “SEC”).

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of July 25, 2014 (the “Effective Date”), by and between FLEXION THERAPEUTICS, INC., a Delaware corporation having a principal place of business at 10 Mall Road, Suite 301, Burlington, Massachusetts 01803 (“Flexion”) and SOUTHWEST RESEARCH INSTITUTE, a Texas nonprofit corporation having a principal place of business at 6220 Culebra Road, San Antonio, Texas 78238 (“SwRI”). Flexion and SwRI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Flexion is a biopharmaceutical company engaged in the development and commercialization of novel pain therapies;

WHEREAS, SwRI is a contract research and development organization with certain technology and intellectual property rights in the area of preparation of biodegradable microparticle formulations, and is the owner of all rights in such technology and intellectual property rights;

WHEREAS, Flexion and SwRI have entered into that certain Master Services Agreement dated as of June 29, 2010 (the “MSA”) under which SwRI provided to Flexion services using and incorporating the aforementioned technology and intellectual property rights, as well as the option to obtain an exclusive license to such technology and intellectual property rights; and

WHEREAS, pursuant to the terms of the MSA, SwRI desires to grant Flexion an exclusive license, and Flexion desires to receive from SwRI an exclusive license, to the aforementioned technology and intellectual property rights owned by SwRI, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:

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ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to a Party, any company or entity controlled by, controlling, or under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Confidential Information” means, with respect to a Party, all Information of such Party that is disclosed to the other Party under this Agreement, whether disclosed in oral, written, graphic, or electronic form.

1.3 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.4 “FDA” means the United States Food and Drug Administration or its successor.

1.5 “Field” means any and all prophylactic or therapeutic uses in musculoskeletal disorders, through an injection delivery route. For clarity, such musculoskeletal disorders include but are not limited to: acute and subacute bursitis, acute, nonspecific tenosynovitis, epicondylitis, rheumatoid arthritis, synovitis, or osteoarthritis, tendinopathies, enthesopathies, acute gouty arthritis; acute rheumatic, carditis; ankylosing spondylitis; psoriatic arthritis; rheumatoid arthritis, including juvenile rheumatoid arthritis, dermatomyositis, polymysitis, and systemic lupus erythematosus.

1.6 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.7 “NDA” means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA.

1.8 “Patent Rights” means (a) the patents and patent applications listed in Exhibit A, together with all inventions disclosed or claimed therein or covered thereby, (b) all substitutions, divisions, continuations, continuations-in-part and requests for continued examination of the foregoing, (c) all patents arising from or claiming priority to any of the foregoing, (d) all reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, and (e) all foreign equivalents of any of the foregoing.

1.9 “Product” means any product or product candidate (a) the composition of matter, manufacture or use of which is claimed under the Patent Rights, and (b) that includes (i) the steroid triamcinolone acetonide, [***], or any combination thereof, and (ii) as a carrier, an acid end grouped PLG polymer with a molecular weight of [***] and a lactide:glycolide range comprising of [***] to [***].

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1.10 “Sublicensee” means a Third Party that has received a sublicense from Flexion for some or all of the rights granted to Flexion under Section 2.1.

1.11 “Third Party” means a person or entity other than SwRI or Flexion or any of their Affiliates.

1.12 “Valid Claim” means a claim of an issued patent in the Patent Rights, which claim has not (a) lapsed, been cancelled, become abandoned, or been declared invalid by an unappealed or unappealable decision or judgment of a court of competent jurisdiction, or (b) been admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE 2

LICENSE GRANT

2.1 License to Flexion. SwRI hereby grants to Flexion a worldwide, exclusive (even as to SwRI) license, with the right to sublicense through multiple tiers, under the Patent Rights to research, develop, make, have made, use, import, offer for sale and sell Products in the Field and to otherwise use and practice the Patent Rights for the Products in the Field.

2.2 Sublicenses. Flexion shall have the right to grant sublicenses through multiple tiers under any or all of the rights granted in Section 2.1 to its Affiliates and to Third Parties. Each such sublicense shall be consistent with the terms and conditions of this Agreement. In the event of termination of this Agreement, each sublicense granted by Flexion will survive such termination in accordance with the following.

(a) In the event of termination of this Agreement by SwRI for material breach by Flexion pursuant to Section 8.3, Flexion shall promptly inform its Sublicensees thereof, and any valid sublicense will, at the Sublicensee’s option, survive such termination and be deemed the grant of a direct license by SwRI to such Sublicensee, provided that the Sublicensee is not in material breach of any of its obligations under the applicable sublicense agreement. In such event, the consideration for such direct license to such Sublicensee from Licensor shall be the same as that set forth in Section 4.2.

(b) In the event of termination of this Agreement by Flexion pursuant to Section 8.2 for convenience or Section 8.3 for SwRI’s material breach, any valid sublicense shall, at the Sublicensee’s option and with SwRI’s prior written consent, not to be unreasonably withheld, conditioned, or delayed, survive such termination; provided, however, that the Sublicensee is not in material breach of any of its obligations under the applicable sublicense agreement. In order to effect this provision, at the request of the Sublicensee and, if applicable, with the consent of SwRI pursuant to the preceding sentence, SwRI shall enter into a direct license with the Sublicensee on substantially the same economic terms as those set forth in Section 4.2 of this Agreement; it being understood and agreed any such direct license to such Sublicensee shall not require SwRI to undertake obligations in addition to those required by this Agreement, and that SwRI’s rights under such direct license shall be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license.

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2.3 Right of First Notice. SwRI agrees that if during the term of this Agreement, SwRI files, or otherwise obtains ownership or control of, any patent or patent application that would constitute an Improvement, SwRI will use reasonable efforts to notify Flexion and (a) discuss in good faith with Flexion to license such Improvement to Flexion for use in connection with the Product in the Field, and (b) to enable such discussions under (a) above, provide to Flexion relevant information and documents in SwRI’s possession relating to such Improvement, which information and documents shall be subject to Article 6. As used herein, “Improvement” means any patent or patent application that is not a Patent Right but is necessary or useful for the research, development, manufacture, use or sale of the Product.

ARTICLE 3

TECHNOLOGY TRANSFER; DEVELOPMENT AND COMMERCIALIZATION

3.1 Technology Transfer. To the extent not already provided by SwRI to Flexion under the MSA, promptly following the Effective Date, SwRI will use reasonable efforts to communicate to Flexion all facts and Information then known to SwRI comprising or relating to the Patent Rights and to furnish Flexion with copies of any documents, records, or other tangible materials in SwRI’s control that relate directly to the Patent Rights and/or that may be useful for the exercise of the license set forth in Section 2.1. Flexion may reasonably request such facts, Information, and copies from time to time during the term of this Agreement, and SwRI’s response to each such request will consist of reasonable efforts to include all items generated since the previous request or otherwise not available at the time of the previous request. SwRI agrees to keep Flexion reasonably informed of all Patent Rights created after the Effective Date.

3.2 Development and Commercialization of Products. As between the Parties, Flexion shall have sole control, authority, and discretion over the research, development and commercialization of Products in the Field throughout the world. Flexion agrees to use commercially reasonable efforts to seek an NDA approval in the U.S. for a Product in the Field.

ARTICLE 4

FINANCIAL TERMS

4.1 License Fee. In consideration of the license granted to Flexion under Section 2.1, Flexion shall pay to SwRI a one-time license fee of [***] Dollars (US$[***]) within thirty (30) days of the Effective Date.

4.2 Milestone Payment.

(a) Subject to subsection (b) below, Flexion shall make the following one-time milestone payment to SwRI in connection with the first achievement by Flexion, or its Affiliate or Sublicensee, of the following milestone event for a Product in the Field; provided, however, that at the time of such achievement, the composition or use of such Product in the Field is covered by a Valid Claim of the Patent Rights. Flexion shall pay to SwRI the milestone payment within forty-five (45) days after such achievement.

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Milestone Event	Milestone Payment
First Approval of an NDA in the U.S. for a Product for treatment of knee osteoarthritis, where such Product incorporates FX006.	One Hundred Twenty Thousand Dollars (US$120,000)

For purposes of this Section 4.2, “FX006” shall mean Flexion’s proprietary compound that is an injectable, sustained release formulation of triamcinolone acetonide in 75:25 lactide:glycolide ratio.

(b) In the event the milestone event set forth in subsection (a) has not be achieved (by Flexion or its Affiliate or Sublicensee) by December 31, 2019, Flexion agrees to make the following one-time payment(s) to SwRI in accordance with the schedule below so long as such milestone event has not been achieved; provided, however, that any such payment(s) by Flexion under this Section 4.2(b) shall be fully creditable against the payment due under Section 4.2(a) above. For clarity, under no circumstances will Flexion be obligated to pay SwRI more than One Hundred Twenty Thousand Dollars (US$120,000) pursuant to this Section 4.2.

(i) January 1, 2020: Twenty Thousand Dollars (US$20,000);

(ii) January 1, 2021: Forty Thousand Dollars (US$40,000); and

(iii) January 1, 2022: Sixty Thousand Dollars (US$60,000).

For illustrative purposes only, if the milestone event in Section 4.2(a) is achieved on May 1, 2020, Flexion will have paid to SwRI Twenty Thousand Dollars (US$20,000) pursuant to subsection (i) above, and will pay to SwRI within forty-five (45) days after May 1, 2020 One Hundred Thousand Dollars (US$100,000) (i.e., the difference between US$120,000 and US$20,000).

4.3 Payments. All amounts payable to SwRI under this Agreement shall be paid in U.S. Dollars by check or by wire transfer to a bank account specified in writing by SwRI.

4.4 Withholding of Taxes. Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by SwRI and deducted by Flexion, from the sums otherwise payable by it hereunder, for payment to the proper tax authorities on behalf of SwRI. Flexion agrees to cooperate with SwRI in the event SwRI claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing SwRI with receipts of payment of such withheld tax or other documents reasonably available to Flexion.

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ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership of Inventions. Flexion shall own the entire right, title and interest in and to any and all Information discovered, created, identified or made solely by it and its Affiliates and their respective employees, agents or independent contractors in the course of performing or exercising its rights under this Agreement, and all intellectual property rights in any of the foregoing. Inventorship shall be determined in accordance with U.S. patent laws.

5.2 Filing, Prosecution and Maintenance of Patent Rights.

(a) Subject to Section 5.2(b), SwRI shall be responsible for and control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Patent Rights, at SwRI’s sole cost and expense; provided, however, that SwRI shall (i) provide all information reasonably requested by Flexion with respect to the Patent Rights, (ii) promptly notify Flexion in writing with respect to all significant developments regarding the Patent Rights, (iii) promptly provide Flexion with a copy of each material communication from any patent authority regarding the Patent Rights, and (iv) provide Flexion with drafts of each material filing (including without limitation draft patent applications and responses to office actions and similar filings) with respect to the Patent Rights in a reasonable amount of time in advance of the anticipated filing date and shall, prior to filing, revise such documents to reflect Flexion’s reasonable comments.

(b) In the event that SwRI determines not to file, maintain or continue prosecution of any patent or patent application within the Patent Rights, SwRI shall provide Flexion written notice thereof at least thirty (30) days before the applicable deadline. Upon receipt of such notice, Flexion shall have the right, but not the obligation, at its expense, to assume responsibility for filing, prosecuting, and maintaining such patents and patent applications. If Flexion decides to assume such responsibility, in its sole discretion, it shall so notify SwRI in writing.

(c) As soon as practicable after receipt of the notice from Flexion described in Section 5.2(b), SwRI shall transfer the existing, complete patent files for all applicable patents and patent applications to Flexion, shall file all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities to Flexion and shall give Flexion’s patent counsel power of attorney thereto. SwRI shall cooperate with Flexion in the transfer of all prosecution and maintenance responsibilities relating to the Patent Rights.

(d) Each Party shall fully cooperate with the other Party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary or useful in the preparation and prosecution of Patent Rights.

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5.3 Enforcement.

(a) Each Party shall promptly notify the other in writing of any alleged or threatened infringement of the Patent Rights of which it becomes aware. Flexion shall have the first right, but not the obligation, to bring a suit or otherwise take action against any person or entity directly infringing, contributorily infringing or inducing infringement of the Patent Rights by the manufacture, use or sale of a Product in the Field (“Product Infringement”). If Flexion fails to bring a suit or otherwise take action with respect to a Product Infringement within one hundred twenty (120) days following receipt of notice of the alleged infringement, SwRI shall have the right to bring suit or otherwise take action with respect to such infringement at its own expense and by counsel of its own choice, and Flexion shall have the right, at its own expense, to be represented in any such suit by counsel of its own choice.

(b) Each Party shall cooperate with and provide to the Party enforcing any such rights under this Section 5.3 reasonable assistance in such enforcement, at such enforcing Party’s request and expense. SwRI further agrees to join, at Flexion’s expense, any such action brought by Flexion under this Section 5.3 as a party plaintiff if required by applicable law to pursue such action. The enforcing Party under this Section 5.3 shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

(c) Any recovery obtained by either or both of the Parties in connection with or as a result of any action with respect to a Product Infringement, whether by settlement or otherwise, shall first be applied to reimburse the costs and expenses of the Party that brought and controlled such action, and then to reimburse the costs and expenses of the other Party in connection with such action, and any amounts remaining after such reimbursement shall be retained by the Party that brought and controlled such action.

(d) Flexion may exercise any of its rights pursuant to this Section 5.3 through an Affiliate or a Sublicensee.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party, unless the receiving Party can demonstrate by competent proof that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party hereunder;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party hereunder;

(c) became generally available to the public or otherwise part of the public domain after its disclosure hereunder and other than through any act or omission of the receiving Party in breach of this Agreement;

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(d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by such Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently developed by the receiving Party without access to or use of Confidential Information belonging to the disclosing Party.

6.2 Authorized Disclosure.

(a) Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(i) prosecute or defend litigation with respect to this Agreement; or

(ii) comply with applicable laws, rules or regulations or court orders.

(b) Additionally, Flexion may use and disclose Confidential Information belonging to SwRI to the extent such use or disclosure:

(i) is reasonably necessary for the prosecution or enforcement of Patent Rights or patents or patent applications relating to Products, or for regulatory filings for Products;

(ii) is pursuant to Flexion’s exercise of its license pursuant to Section 2.1; or

(iii) is to Flexion’s officers, directors, employees, consultants, contractors, Affiliates, or potential or actual licensees, collaborators or Sublicensees, in each case who agree to be bound by similar terms of confidentiality.

(c) Notwithstanding the foregoing Section 6.2(a), in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 6.2(a)(ii) it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of Flexion. Flexion hereby represents and warrants to SwRI that, as of the Effective Date:

(a) Corporate Existence and Power. Flexion is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement.

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(b) Authority and Binding Agreement. (i) Flexion has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) Flexion has taken all necessary authorized action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of Flexion and constitutes a legal, valid and binding obligation that is enforceable against it in accordance with its terms.

7.2 Representations and Warranties of SwRI. SwRI hereby represents, warrants and covenants as follows:

(a) Corporate Existence and Power. As of the Effective Date, SwRI is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement.

(b) Authority and Binding Agreement. As of the Effective Date, (i) SwRI has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) SwRI has taken all necessary authorized action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of SwRI and constitutes a legal, valid and binding obligation that is enforceable against it in accordance with its terms.

(c) Exhibit A. Exhibit A accurately identifies all patents and patent applications owned or controlled by SwRI as of the Effective Date that are necessary for the research, development, manufacture, use or sale of Products in the Field.

(d) Prior Licenses and Assignments. SwRI has not prior to the Effective Date assigned or licensed to any Third Party any Information or intellectual property with respect thereto that is necessary or useful for the research, development, manufacture, use or sale of Products in the Field.

(e) Patent Rights. SwRI is the sole owner of the entire right, title and interest in and to all patents and patent applications within the Patent Rights. SwRI has the full and legal rights and authority to license to Flexion the Patent Rights.

(f) No Conflict. SwRI has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Flexion under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Flexion under this Agreement, or that would otherwise materially conflict with or adversely affect Flexion’s rights under this Agreement. SwRI’s performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party. As of the Effective Date, SwRI is aware of no action, suit, inquiry or investigation instituted by any Third Party that threatens the validity of this Agreement.

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(g) No Claims. No Third Party has any license, option or other rights or interest in or to the Patent Rights in the Field. SwRI has not received, nor is it aware of, any claims or allegations that a Third Party has any right or interest in or to any patent or patent application in the Patent Rights or that any of such patents or patent applications is invalid or unenforceable.

(h) Validity and Enforceability. SwRI is not aware of the existence of any facts that could form the basis for the invalidation or unenforceability of any patent or patent application in the Patent Rights.

(i) Third Party Intellectual Property. To SwRI’s knowledge as of the Effective Date, no intellectual property rights of any Third Party were infringed or misappropriated during the creation of the Patent Rights or would be infringed or misappropriated by the making, having made, using, importing, offering for sale, or selling of the Product.

7.3 Disclaimers. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

ARTICLE 8

TERM; TERMINATION

8.1 Term. The term of this Agreement shall commence upon the Effective Date and shall end upon the expiration or abandonment of the last-to-expire Valid Claim of Patent Rights claiming the Product, unless terminated earlier pursuant to this Article 8. Thereafter, the rights granted under Section 2.1 shall become fully-paid, irrevocable and perpetual.

8.2 Termination by Flexion for Convenience. Flexion may terminate this Agreement for any or no reason upon thirty (30) days prior written notice to SwRI.

8.3 Termination for Material Breach. Each Party shall have the right to terminate this Agreement after appropriate written notice to the other that the other Party is in material breach of this Agreement, unless the other Party cures the breach before the expiration of thirty (30) days from the date of notice or, if such breach is not susceptible to cure within such thirty (30) day period, then the non-breaching Party’s right to termination shall be suspended only if and for so long as the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure, such plan is acceptable to the non-breaching Party, and the breaching Party commits to and does carry out such plan as provided to the non-breaching Party.

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8.4 Applicability of Section 365(n) of the Bankruptcy Code. In the event SwRI Party becomes a debtor under Title 11 of the U.S. Code, this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to “Intellectual Property” as defined therein and Flexion and its Affiliates, and each of their successors and assigns as licensees shall have the rights and elections as specified in Section 365(n) of Title 11 of the U.S. Code. Without limiting the foregoing, upon termination of this Agreement by a trustee or executor of SwRI which has rejected this Agreement pursuant to any non-contractual rights afforded to it by applicable bankruptcy law and/or a U.S. or foreign bankruptcy court or other tribunal of competent jurisdiction, all rights and licenses herein granted to Flexion shall nonetheless continue in full force and effect in accordance with the terms of this Agreement.

8.5 Effects of Termination.

(a) Accrued Obligations; Survival. Termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereto to the extent it is expressly stated to survive such termination. The following provisions shall survive any expiration or termination of this Agreement for a period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 6, 7, 9, and 10, and Sections 2.2, 5.1, 8.4, and 8.5.

(b) Continued License. Upon termination of this Agreement by Flexion for SwRI’s uncured material breach pursuant to Section 8.3, all rights granted to Flexion in Article 2 shall survive such termination until the term of this Agreement would otherwise expire under Section 8.1. In such case, Flexion shall remain liable for the milestone payment due under Section 4.2, but may offset such payment obligation by any contract damages that are determined to be due to Flexion pursuant to Article 9.

ARTICLE 9

GOVERNING LAW; DISPUTE RESOLUTION

9.1 Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any conflicts of laws principles that would require the application of other law.

9.2 Dispute Resolution. The Parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction or its actual or alleged breach, by good faith negotiations between the senior executives of each Party. Should such negotiations fail to resolve the matter within thirty (30) days following a written request for such negotiations by either Party to the other Party, each Party shall have the right to pursue any remedies available to it at law or in equity.

9.3 Jurisdiction and Venue. Subject to Section 9.2, any dispute, controversy or claim arising out of or related to this Agreement or any breach hereof shall be submitted to a state or federal court located in the county of Middlesex County, Commonwealth of Massachusetts, U.S. if SwRI is the plaintiff and federal court in Bexar County, Texas if Flexion is the plaintiff. The Parties hereby consent to the exclusive jurisdiction and venue of such courts and waive any jurisdictional or venue objections to such courts, including without limitation forum non conveniens.

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ARTICLE 10

GENERAL PROVISIONS

10.1 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mailed addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when received by fax confirmation or mail delivery confirmation.

All notices to Flexion shall be addressed as follows:

Flexion Therapeutics, Inc.

10 Mall Road, Suite 301

Burlington, Massachusetts 01803

Attn: Michael D. Clayman, M.D.

Fax: (781) 202-3399

with a copy to (which copy shall not constitute notice):

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, Virginia 20190-5656

Attention: Kenneth Krisko, Esq.

Fax: (703) 456-8100

All notices to SwRI shall be addressed as follows:

Southwest Research Institute

Attn: Joseph Arrambide, Chief Patent Counsel & Deputy General Counsel

6220 Culebra Road

San Antonio, Texas 78238

Fax: 210-522-6501

Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

10.2 Force Majeure. No Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

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10.3 Entirety of Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and no Party shall be bound by any representation other than as expressly stated in this Agreement. The Agreement may be amended only by a written instrument signed by authorized representatives of each of the Parties.

10.4 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

10.5 Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative of agent of the other Party, nor shall any Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party except as expressly set forth in this Agreement.

10.6 Severance. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties’ original interest.

10.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that Flexion may make such an assignment or transfer without SwRI’s consent to Flexion’s Affiliates or to the successor to all or substantially all of the business of Flexion to which this Agreement relates (whether by merger, acquisition or sale of assets). Any permitted assignment shall be binding on the successors, heirs and assigns of the assigning Party. Any purported assignment by a Party in violation of the terms of this Section 10.7 shall be null and void.

10.8 Limitation of Liability. EXCEPT WITH RESPECT TO BREACHES OF THE CONFIDENTIALITY OBLIGATIONS IN ARTICLE 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.9 Further Assurances. SwRI shall perform all acts reasonably requested by Flexion to assure that the Patent Rights shall be licensed to Flexion to the extent provided for herein.

10.10 Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

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10.11 English Language. All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature page, will be deemed an original.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Exclusive License Agreement on the Effective Date.

FLEXION THERAPEUTICS, INC.		SOUTHWEST RESEARCH INSTITUTE

By:	/s/ Michael Clayman	By:	/s/ Joseph Arrambide
Name:	Michael Clayman	Name:	Joseph Arrambide
Title:	Chief Executive Officer	Title:	Chief Patent Counsel & Deputy General Counsel

Signature Page of Exclusive License Agreement

***Confidential Treatment Requested; Omitted portions filed with the SEC

EXHIBIT A

PATENT RIGHTS

U.S. Patent Number 7,758,778 entitled “Methods for Preparing Biodegradable Microparticle Formulations Containing Pharmaceutically Active Agents,” issued July 20, 2010.

U.S. Patent Number 7,261,529 entitled “Apparatus for Preparing Biodegradable Microparticle Formulations Containing Pharmaceutically Active Agents,” issued August 28, 2007.

A-1-	***Confidential Treatment Requested; Omitted portions filed with the SEC